CUSIP No. G02995101	Page 7 of 9

Exhibit 99.1

SCHEDULE 13D JOINT FILING AGREEMENT

The undersigned hereby agree as follows:

Each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such Schedule 13D is filed on behalf of each of them; and

Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: January 21, 2010

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By:	/s/ Jay S. Bullock
Name:	Jay S. Bullock
Title:	Executive Vice President and Chief Financial Officer

ARGO RE, LTD.

By:	/s/ Kevin Copeland
Name:	Kevin Copeland
Title:	Vice President, Chief Financial Officer and Treasurer

CUSIP No. G02995101	Page 8 of 9

SCHEDULE A

CERTAIN INFORMATION REGARDING THE PERSONS CONTROLLING THE

REPORTING PERSONS

Argo Group International Holdings, Ltd.

Directors

Mark E. Watson III

Gary Woods

F. Sedgwick Browne

H. Berry Cash

Hector De Leon

Mural R. Josephson

Frank W. Maresh

John R. Power, Jr.

Officers

Mark E. Watson III	President and Chief Executive Officer, Argo Group

Barbara C. Bufkin	Senior Vice President, Business Development, Argo Group

Julian Enoizi	Chief Executive Officer, Argo Managing Agency Ltd.

Jay S. Bullock	Executive Vice President and Chief Financial Officer

CUSIP No. G02995101	Page 9 of 9

Argo RE, Ltd.

Directors

Barbara Bufkin

Andrew Carrier

Mark Watson III

Officers

Andrew Carrier	President

Barbara Bufkin	Senior Vice President

Jay S. Bullock	Executive Vice President, Finance

Kevin Copeland	Vice President, Chief Financial Officer and Treasurer